EXHIBIT 26



                          SCHEDULE II - XILINX, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)




                                         Beginning  Charged to  Deductions   Balance at
Description                              of Year     Income        (a)       End of Year

For  the  year  ended  March  31,  1995:
Allowance  for  doubtful  accounts  and
customer returns                         $3,852     $1,775      $764         $4,863

For  the  year  ended  March  31,  1996:
Allowance  for  doubtful  accounts  and
customer returns                         $4,863     $5,296      $4,960       $5,199

For  the  year  ended  March  31,  1997:
Allowance  for  doubtful  accounts  and
customer returns                         $5,199     $7,991      $7,456       $5,734


(a) Represents amounts written off against the allowance or pricing adjustments to international distributors.

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